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                                   EXHIBIT 2.1
                                   -----------


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement") is made and entered into as of April 30, 2001, by and between HIGH STREET BANKING COMPANY, a banking corporation organized under the laws of the State of North Carolina (the "Bank"), and HIGH STREET CORPORATION, a North Carolina corporation (the "Holding Company").

                               W I T N E S S E T H

         WHEREAS, it is in the best interests of the Bank and its shareholders that the Bank be reorganized into a bank holding company structure;

         WHEREAS, to effect such reorganization, the Bank has organized the Holding Company, and the Bank and the Holding Company are entering into this Agreement pursuant to which the shareholders of the Bank (collectively, the "Shareholders" and individually, a "Shareholder") would receive shares of the common stock of the Holding Company in exchange for their shares of Bank common stock;

         WHEREAS, the parties intend that the share exchange shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, the parties intend that the issuance of shares of the common stock of Holding Company in the share exchange be exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the exemption contained in Section 3(a)(12) of the 1933 Act.

         NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Bank and the Holding Company hereby mutually agree to an exchange of shares on the terms and conditions and in the manner and on the basis hereinafter provided:

         1. THE EXCHANGE.

                  (a) The name of the corporation whose shares will be acquired is "High Street Banking Company" and the name of the acquiring corporation is "High Street Corporation".

                  (b) At the Effective Time (as defined in Section 2 below), upon the terms and subject to the conditions set forth in this Agreement, in accordance with the relevant provisions of the North Carolina Business Corporation Act, as amended (the "NCBCA"), and without any action on the part of the Bank, the Holding Company or the holders of any of the following securities, each issued and outstanding share of the common stock, par value $5.00 per share, of the Bank ("Bank Stock"), other than Dissenting Shares (as defined in Section 3) shall be


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exchanged (the "Share Exchange") for one (1) share (the "Exchange
Consideration") of the common stock, no par value, of the Holding Company ("Holding Company Stock").

                  (c) At the Effective Time, any shares of Holding Company Stock outstanding immediately prior to the Effective Time shall be canceled.

                  (d) At the Effective Time, the corporate existence of the Bank shall continue unimpaired by the Share Exchange, and the Bank shall continue its existing business and operations as a wholly-owned subsidiary of the Holding Company. The Bank shall continue to operate under the name "High Street Banking Company" and its deposits shall continue to be insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by law.

                  (e) At the Effective Time and as a result of the Share Exchange, all of the outstanding shares of Bank Stock shall be owned by the Holding Company and the existing shareholders of the Bank shall own all of the outstanding shares of Holding Company Stock.

                  (f) At the Effective Time, the Board of Directors of the Holding Company will be comprised of the members of the Board of Directors of the Bank and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Bylaws of the Holding Company. At the Effective Time, the executive officers of the Holding Company will be comprised of the executive officers of the Bank, and such persons shall continue in office until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Bylaws of the Holding Company.

                  (g) The Share Exchange shall have the effects specified in the NCBCA.

         2. EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Section 7, the Share Exchange shall be consummated by filing with the Secretary of State of the State of North Carolina articles of share exchange or other appropriate documents (in any case, the "Articles of Share Exchange") in accordance with the NCBCA. The Share Exchange shall become effective at such time as the Articles of Share Exchange are duly filed, or at such later time as the Bank and the Holding Company shall specify in the Articles of Share Exchange (the time the Share Exchange becomes effective being the "Effective Time").

         3. RIGHTS OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, shares of Bank Stock which are held by any record holder who does not vote in favor of the Share Exchange and who gives timely written notice to the Company of intent to demand payment in accordance with
Section 55-13-21 of the NCBCA, who demands payment and deposits share certificates in accordance with Section 55-13-23 of the NCBCA, and who otherwise perfects rights of appraisal under Article 13 of the NCBCA (the "Dissenting Shares") shall not be exchanged for the Exchange Consideration but shall become the right to


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receive such consideration as may be determined to be due in respect of such
Dissenting Shares pursuant to Article 13 of the NCBCA; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the NCBCA, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been exchanged, as of the Effective Time, for the Exchange Consideration. Any such payments to the holders of Dissenting Shares shall be paid from funds of the Bank, and not from funds of the Holding Company. Notwithstanding anything to the contrary contained in this Section 3, if (i) the Share Exchange is rescinded or abandoned or (ii) if the Shareholders revoke the authority to effect the Share Exchange, then the right of any Shareholder to be paid the fair value of such Shareholder's Dissenting Shares shall cease.

         4. EXCHANGE OF CERTIFICATES. At the Effective Time, each outstanding share of Bank Stock, by virtue of the Share Exchange and without any further action on the part of the holders thereof, shall be exchanged for one share of Holding Company Stock (except for Dissenting Shares). After the Share Exchange, Shareholders will be entitled to exchange their certificates evidencing Bank Stock for new certificates representing shares of Holding Company Stock. Promptly after the Effective Time, an agent appointed by the Holding Company and the Bank will notify shareholders of record by mail of the procedures to be followed in order to surrender their certificates evidencing Bank Stock to the transfer agent for the Holding Company and the Bank in exchange for certificates representing an identical number of shares of Holding Company Stock. From the Effective Time until the receipt by the transfer agent of the certificates for such Bank Stock, each certificate for such Bank Stock shall only evidence shares of Holding Company Stock, and shall no longer represent shares of Bank Stock.

         5. LOST, DESTROYED, OR STOLEN CERTIFICATES. Shareholders whose certificates evidencing shares of Bank Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing shares of Holding Company Stock for which such shares of Bank Stock were exchanged pursuant to this Agreement in compliance with the provisions of the Holding Company's Bylaws and applicable provisions of law, and upon delivery of such affidavits and indemnity bonds as the Holding Company or its transfer agent may reasonably require.

         6. OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE TIME. The Bank and the Holding Company shall, as soon as practicable take the following action:

                  (a) This Agreement shall be duly submitted to the Shareholders of the Bank and the Holding Company for the purpose of considering and acting upon the Share Exchange in the manner required by law and their respective articles of incorporation and bylaws. The Bank and the Holding Company shall use their best efforts to obtain the requisite approval of their shareholders for the Share Exchange and the transactions contemplated by this Agreement, and the Bank and the Holding Company shall, through their respective officers, execute and file with the appropriate regulatory authorities, including the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission, such applications,



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exhibits, documents and papers as shall be necessary or appropriate to secure approval of this Agreement, the Share Exchange and the other transactions contemplated hereby, as required by applicable statutes, rules and regulations;

                  (b) The Holding Company shall use its best efforts to cause the issuance of common stock of the Holding Company made pursuant to this Agreement and the Share Exchange to be qualified or exempted under the 1933 Act and the securities and blue sky laws of each state in which it deems such qualification or exemption to be required; and

                  (c) Until the Effective Time, the Holding Company shall have no significant assets other than its rights under this Agreement and the right to receive Bank Stock hereunder.

         7. CONDITIONS PRECEDENT TO THE SHARE EXCHANGE. The Share Exchange shall be subject to the satisfaction of the following conditions:

                  (a) Approval of this Agreement and the plan of share exchange set forth herein by affirmative vote of Shareholders holding a majority of the shares of Bank Stock entitled to be cast on the Share Exchange as required by law, and all requisite approval by the Board of Directors and the shareholders, if any, of the Holding Company;

                  (b) Approvals to the extent required, by the Board of Governors of the Federal Reserve System and the North Carolina Banking Commission of the Share Exchange and the transactions related thereto;

                  (c) Approval, to the extent required, of any other governmental or regulatory authority;

                  (d) Receipt of a favorable opinion with respect to the federal tax consequences of the proposed Share Exchange from the Bank's counsel;

                  (e) Expiration of any waiting period required by any supervisory authority of the Bank or the Holding Company;

                  (f) All necessary and appropriate actions shall have been taken such that, from and after the Effective Time, all outstanding stock options under the Bank's Management Stock Option Plan and Non-Employee Director Stock Option Plan (the "Option Plans") shall be exercisable for an equal number of shares of Holding Company Stock (and not for shares of Bank Stock), on the same terms and conditions as such options were previously exercisable for shares of Bank Stock;

                  (g) The Holding Company shall have assumed or adopted stock option plans that are substantially similar to the Option Plans.

                  (h) Neither the Bank nor the Holding Company shall be subject as of the Effective Time to any order, decree or injunction of a court of competent jurisdiction that enjoins



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or prohibits the consummation of the Share Exchange, nor shall there be pending an action, suit or proceeding by any governmental authority that seeks injunctive or other relief in connection with the transactions contemplated hereby.

         8. TERMINATION. This Agreement may be terminated prior to the Effective Time for any of the following reasons by written notice by either the Bank or the Holding Company to the other upon authorization by resolution adopted by the Board of Directors of either the Bank or the Holding Company:

                  (a) Any condition precedent contained in Section 7 has not been fulfilled or waived;

                  (b) Any order, decree, injunction, action, suit, proceeding, or claim has been instituted, made or threatened, relating to the proposed Share Exchange, that makes consummation of the Share Exchange inadvisable in the opinion of the Board of Directors of either the Bank or the Holding Company;

                  (c) The Board of Directors of the Bank determines that the holders of a sufficient number of shares of Bank Stock have dissented from the Share Exchange so that consummation of the Share Exchange is not in the best interests of the Bank; or

                  (d) A determination by the Board of Directors of either the Bank or the Holding Company that consummation of the Share Exchange is inadvisable in the opinion of such Board of Directors.

         9. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the transactions contemplated hereby.

         10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11. EFFECT OF THE AGREEMENT. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         12. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, other than the right to receive the Exchange Consideration pursuant to
Section 1, is intended to or shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         13. INTERPRETATION. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.



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         14. GOVERNING  LAW. This Agreement shall be governed by and construed in accordance  with the laws of the State of North Carolina.

                     [The next page is the signature page.]




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         IN WITNESS WHEREOF, the Bank and the Holding Company have caused this
Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

                                     HIGH STREET BANKING COMPANY


                                     By:   /s/ J. Edgar McFarland
                                         ---------------------------------------
                                           J. Edgar McFarland
                                           President and Chief Executive Officer

                                     HIGH STREET CORPORATION


                                     By:   /s/ J. Edgar McFarland
                                         ---------------------------------------
                                           J. Edgar McFarland
                                           President and Chief Executive Officer



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